Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-268787) of Ritchie Bros. Auctioneers Incorporated of our report dated February 24, 2023, with respect to the consolidated financial statements of IAA, Inc., which report appears in the Form 8-K/A of Ritchie Bros. Auctioneers Incorporated filed April 4, 2023.

/s/ KPMG LLP

Chicago, Illinois
April 4, 2023